FOR IMMEDIATE RELEASE - page 1 of 2

          Harold's Stores, Inc. Releases Third Quarter Operating Results

Dallas, TX - November 21, 2006 - Harold's Stores, Inc. (OTCBB symbol: HLDI) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the third quarter and year-to-date periods ended October 28, 2006.

For the third quarter, the Company reported a net loss of $2.0 million (before and after preferred dividends), or $(0.31) per diluted and basic share, compared to net income of $88,000 (net loss of $290,000 after preferred stock dividends), or $(0.05) per diluted share and basic share in the same period of the previous year. During the current year, dividends have not been declared or paid on any preferred stock since May 1, 2006. Net income in third quarter 2005 includes a $703,000 one-time gain from the sale of a building. During the year-to-date period ending October 28, 2006, the net loss was $7.9 million, or $(1.33) per diluted and basic share, compared to a net loss of $2.0 million (net loss of $3.2 million after preferred stock dividends), or $(0.51) per diluted and basic share, in the same period of the prior year.

"Although sales during September and October were considerably stronger than August, providing some indication of improved customer acceptance of more classically-inspired, traditional fall and winter merchandise, those sales results did not overcome the impact of poor sales in August," said Ron Staffieri, Chief Executive Officer. Mr. Staffieri said, "because of the poor sales results through August, additional markdowns were taken to clear excess inventory resulting in lower gross margins in the most recent quarter than the Company experienced in the third quarter of the prior year. Additionally, expenses were also up for the quarter, as the Company operated two more retail stores and incurred additional interest expense."

Mr. Staffieri continued, "As we head into the holiday season and fourth quarter, we have made investments in the inventory categories that we missed business on during holiday 2005. We feel as though solid efforts have been put forth to provide our customers with classically-inspired, traditional apparel and accessories for the gift giving and holiday party season."

For the quarter, overall sales were $23.3 million, equal to sales for the same period in the previous year. Total comparable store sales were below last year by 4.6%, 3.4% in the full-line stores and 8.9% in the outlets. Direct sales (internet and catalog) which include sales of regular price and clearance merchandise were $1.1 million, 34% above last year's level of $803,000.

For the year-to-date, overall sales were $63.7 million, compared to $67.6 million for the same period in the prior year, a decrease of 5.7%. Total comparable store sales were down 10.3%, 10.4% in the full-line stores and 8.5% in the outlets. Direct sales (internet and catalog) which include sales of regular price and clearance merchandise were $3.4 million, up 43% from the year ago level of $2.4 million.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company`s actual results for 2006 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:
Jodi L. Taylor
Chief Financial Officer
Harold's Stores, Inc.
405-329-4045

                              - More -
Harold's Earnings Release
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             HAROLD'S STORES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In Thousands Except Per Share Data)

                               13 Weeks Ended     39 Weeks Ended
                               October  October   October  October
                                28,      29,       28,      29,
                                2006     2005      2006     2005

Sales                               $        $         $        $
                                23,35    23,33     63,74    67,60
                                    3        9         4        1

Costs and expenses:
Costs of goods sold (including
occupancy and central buying
expenses, exclusive of items    16,52    15,57     46,47    45,60
shown separately below)             3        9         5        6

Gross margin                     6,830    7,760     17,26    21,99
                                                       9        5

Selling, general and             7,182    7,028     20,85    20,73
administrative expenses                                1        5

Depreciation and amortization   1,022      942     2,738    2,884

Operating loss                  (1,374     (210)   (6,320   (1,624
                                    )                  )        )

Interest expense                  596      405     1,664    1,102

Gain on sale of building         (19)     (703)     (55)    (703)

                                  577     (298)    1,609      399

Income (loss) before income    (1,951       88    (7,929   (2,023
taxes                               )                  )        )

Benefit for income taxes            -        -         -        -

Net income (loss)                   $        $         $        $
                               (1,951       88    (7,929   (2,023
                                    )                  )        )

NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS:

Net income (loss)                   $        $         $        $
                               (1,951       88    (7,929   (2,023
                                    )                  )        )

Less:  Preferred stock
dividends and accretion of          1      378       369    1,130
preferred stock issuance
costs

Net loss applicable to common       $         $        $        $
stockholders                   (1,952     (290)   (8,298   (3,153
                                    )                  )        )

Net loss per common share:
Basic                               $         $        $        $
                               (0.31)    (0.05)   (1.33)   (0.51)
Diluted                             $         $        $        $
                               (0.31)    (0.05)   (1.33)   (0.51)



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